Exhibit 10.5

IROBOT CORPORATION

[Name]

Address On File

Re:	Amendment to Executive Agreement

Dear [Name]:

As you know, iRobot Corporation, a Delaware corporation (“iRobot” or the “Company”), and certain subsidiaries (collectively with iRobot, the “Company Parties”) have entered into a Restructuring Support Agreement, dated as of December 14, 2025 (the “Restructuring Support Agreement”) with Santrum Hong Kong Co., Limited, a Hong Kong company (“Picea HK”) and Shenzhen PICEA Robotics Co., Ltd., a Chinese company (f/k/a Shenzhen 3irobotix Co., Ltd.) (and, collectively with Picea HK, “Picea”) pursuant to which the Company Parties and Picea have negotiated certain transactions with respect to the Company Parties’ capital structure, operations, and other matters as set forth in the Restructuring Support Agreement and a joint prepackaged plan of reorganization (collectively, the “Restructuring Transactions”). Capitalized terms that are not otherwise defined herein shall have the meanings assigned to them in the Restructuring Support Agreement.

As a valued member of our organization, we look forward to your continued contributions to the Company as we move forward. As such, we are amending your Executive Agreement with the Company to provide for the following special bonus to incentivize you to provide transitional services in connection with the Restructuring Transactions, subject to the terms and conditions set forth in this letter (the “Amendment”). For the avoidance of doubt, you shall remain entitled to your annual base salary, bonus opportunity, and continuing participation in employee benefit plans, programs and arrangements, as applicable, in each case as in effect immediately prior to the execution of this Amendment, in accordance with the terms thereof until the first to occur of (i) your entry into a new employment agreement with the Company or (ii) the termination of your services with the Company.

1. Payment of Transition Bonus. Subject to the completion of the Restructuring Transactions, you will be eligible to receive a special bonus in the amount of $[•] (the “Transition Bonus”), to be paid in a lump sum cash payment on April 1, 2026 or at an earlier date as determined in Picea’s sole discretion (such date, the “Transition Bonus Payment Date”), less applicable withholdings and deductions. Payment of the Transition Bonus is subject to your continuous employment with the Company through the applicable Transition Bonus Payment Date and your compliance with the terms of this Amendment, except as provided below. You hereby acknowledge that by executing the Amendment, you waive any severance entitlements, and any rights or other benefits you may currently be or may in the future become entitled to, including the Severance Benefits as defined in the Executive Agreement, and any other plan, program or agreement with the Company relevant to the subject matter herein, and only your confidentiality and restrictive covenants shall remain in force. For the avoidance of doubt, the waiver of severance set forth in the previous sentence shall be void ab initio if the Restructuring Support Agreement is terminated and there is no alternate agreement for the Company to engage in the Restructuring Transactions with Picea or any of its affiliates, and all pre-existing severance rights under any plan, program or agreement with Company in effect as of immediately prior to the date hereof shall be reinstated as of the effective date of the termination of the Restructuring Support Agreement.

2. Termination of Employment. Notwithstanding the foregoing, in the event that your employment with Picea, the Company or their affiliates is terminated by Picea, the Company or any of their affiliates without Cause (as defined below) or you voluntarily resign for Good Reason (as defined below) following the completion of the Restructuring Transactions but prior to the Transition Bonus Payment Date, payment of the Transition Bonus shall be accelerated to the date of termination of your employment; provided, however, your right to receive the Transition Bonus pursuant to the preceding sentence is subject to your execution, delivery, and non-revocation of a general release of claims in favor of Picea, the Company and their affiliates within forty-five (45) days following the date of your termination of employment. For the avoidance of doubt, if, prior to the Transition Bonus Payment Date, you voluntarily resign without Good Reason or your employment is terminated for Cause, you will not receive payment of the Transition Bonus.

For purposes of this Amendment, “Cause” shall mean (i) an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets (unless permitted by applicable law), (ii) a breach of any agreement between you and the Company, in either case, which results in material harm to the Company or (iii) failure to use your reasonable and good faith efforts to support the restructuring transition, in a role consistent with your level of authority as of the date hereof and in the location you are currently working, which continues and is not cured for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure and an opportunity to remedy, provided that such failure results in material harm to the Company to effect the restructuring transition.

For purposes of this Amendment, “Good Reason” shall mean (i) the substantial reduction of your aggregate base salary, or (ii) the permanent relocation of your primary workplace to a location more than thirty (30) miles away from your workplace, each as in effect immediately prior to the execution of this Amendment.

3. Confidentiality. Your Transition Bonus award is personal and confidential, and you must not disclose its existence and amount to anyone (other than to your spouse/partner, legal or financial or other tax advisors, or to the extent required by law or to the extent necessary to enforce your rights under this Amendment), as not all Company employees are being given this opportunity. You must also not disclose the Company’s confidential, non-public information during your employment with the Company and for all periods thereafter.

4. Restrictive Covenants Continue in Effect. In addition, notwithstanding anything to the contrary in any other agreement entered into between you and the Company or one of its affiliates or in any Company policy applicable to you, in each case as in effect immediately prior to the completion of the Restructuring Transactions, you hereby acknowledge and agree that any non-competition, non-solicitation and similar restrictive covenants that are otherwise applicable to you under any such agreement or Company policy, will remain in effect for the applicable post-employment period specified therein, notwithstanding any termination of your employment.

5. Unfunded Arrangement; Special Incentive. The Transition Bonus hereunder shall not be deemed to create a trust or other funded arrangement. Your rights with respect to the Transition Bonus shall be those of a general unsecured creditor of the Company, and under no circumstances shall you have any other interest in any assets of the Company by virtue of the award of the Transition Bonus. The Transition Bonus will not be treated as salary or taken into account for purposes of determining any other compensation or benefits that may be provided to you.

6. Section 409A. Although neither Picea, the Company or any of their affiliates guarantee the tax treatment of any payment hereunder, it is the intention of the parties that this Amendment comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”), and that it be interpreted in a manner consistent with the treatment of the Transition Bonus as not constituting deferred compensation for purposes of Section 409A. You are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with this Amendment, including any taxes and penalties under Section 409A of the Code, and neither the Company nor Picea shall have any obligation to indemnify or otherwise hold you or any beneficiary harmless from any or all of such taxes or penalties.

7. Governing Law; Effectiveness. The validity, interpretation, construction and performance of this Amendment will be governed by the laws of the State of Delaware, without giving effect to its conflicts of law.

8. Entire Agreement; Amendment. This Amendment contains the entire understanding between you and the Company with respect to the Transition Bonus, and supersedes all prior and contemporaneous agreements or understandings between you and the Company in respect of your employment with the Company, including the Transition Bonus. This Amendment constitutes as an Amendment to the Executive Agreement, including without limitation to Sections 4 and 5 thereof. No provision of this Amendment may be modified or amended, except by the written consent of the parties hereto. For the avoidance of doubt, restrictive covenants will remain in full force and effect.

9. Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or electronic PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

* * * * *

Thank you for being part of our team and for your contribution to our continued success. Please acknowledge and confirm your acceptance of this Amendment by signing below and returning a copy to [________] by email.

Sincerely yours,

IROBOT CORPORATION

By:
Title:

Accepted and Agreed:

Date

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